Exhibit 10.3

FORM OF

TAX RECEIVABLE AGREEMENT

dated as of

                    , 2015

Table of Contents

Page
ARTICLE I
DEFINITIONS

Section 1.01. Definitions	2

ARTICLE II
DETERMINATION OF REALIZED TAX BENEFIT

Section 2.01. Basic Adjustment Principles	10
Section 2.02. Exchange Basis Schedule	10
Section 2.03. Tax Benefit Schedule	11
Section 2.04. Procedures, Amendments	11

ARTICLE III
TAX BENEFIT PAYMENTS

Section 3.01. Payments	12
Section 3.02. No Duplicative Payments	13
Section 3.03. Pro Rata Payments	13

ARTICLE IV
TERMINATION

Section 4.01. Early Termination and Breach of Agreement	13
Section 4.02. Early Termination Notice	14
Section 4.03. Payment upon Early Termination	14

ARTICLE V
SUBORDINATION AND LATE PAYMENTS

Section 5.01. Subordination	15
Section 5.02. Late Payments by the Corporate Taxpayer	15

ARTICLE VI
NO DISPUTES; CONSISTENCY; COOPERATION

Section 6.01. The Corporate Taxpayer’s and the Partnership’s Tax Matters	15
Section 6.02. Consistency	15
Section 6.03. Cooperation	15
Section 6.04. Tax Contests	16

i

ii

This TAX RECEIVABLE AGREEMENT (as amended from time to time, this “Agreement”), dated as of                     , 2015, is hereby entered into by and among PJT Partners Inc., a Delaware corporation (the “Corporate Taxpayer”), PJT Partners Holdings LP, a Delaware limited partnership (the “Partnership”), and each of the undersigned parties hereto identified as “Limited Partners.”

RECITALS

WHEREAS, the Limited Partners hold limited partnership interests (“Partnership Units”) in the Partnership, which is treated as a partnership for U.S. federal income tax purposes;

WHEREAS, the Corporate Taxpayer is the general partner of the Partnership;

WHEREAS, the Limited Partners have the right to redeem all or part of their Partnership Units for cash or, at the election of the Corporate Taxpayer, to exchange their Partnership Units for shares of the Corporate Taxpayer’s Class A common stock (the “Class A Shares”), subject to the provisions of the Partnership Agreement (as defined below) and the Exchange Agreement (as defined below);

WHEREAS, the Partnership, and each of its direct and indirect subsidiaries that is a partnership for U.S. federal income tax purposes (each, a “Subsidiary Partnership”) will have in effect an election under Section 754 of the Internal Revenue Code of 1986, as amended (the “Code”), for each Taxable Year (as defined below) in which an exchange of Partnership Units for Class A Shares that the Corporate Taxpayer is party to or redemption of Partnership Units for cash or other consideration occurs, which elections are intended generally to result in an adjustment to the tax basis of the assets (including interests in any Subsidiary Partnerships) owned (or treated as owned) by the Partnership or any Subsidiary Partnerships at the time of such an exchange of Partnership Units for Class A Shares or redemption of Partnership Units for cash or other consideration (collectively, an “Exchange”) (such time, the “Exchange Date”) (such assets and any asset whose tax basis is determined, in whole or in part, by reference to the adjusted basis of any such asset, the “Original Assets”) by reason of such Exchange and the receipt of payments under this Agreement;

WHEREAS, the income, gain, loss, expense and other Tax (as defined below) items of (i) the Partnership may be affected by the Basis Adjustment (as defined below) and (ii) the Corporate Taxpayer may be affected by the Imputed Interest (as defined below);

WHEREAS, the parties to this Agreement desire to make certain arrangements with respect to the effect of the Basis Adjustment and Imputed Interest on the actual liability for Taxes of the Corporate Taxpayer;

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01. Definitions. As used in this Agreement, the terms set forth in this Article I shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined).

“Acceleration Event” means each of the following:

(i) the Corporate Taxpayer’s default in any required payment under this Agreement when due, continued for 90 days;

(ii) the Corporate Taxpayer’s failure to comply with any other material obligation under this Agreement, which failure continues for 120 days after the Corporate Taxpayer’s first becoming aware of such failure to comply (including as a result of notice of such failure to comply provided by any Limited Partner);

(iii) the Corporate Taxpayer or the Partnership, pursuant to or within the meaning of any Bankruptcy Law:

(A) commences proceedings to be adjudicated bankrupt or insolvent;

(B) consents to the institution of bankruptcy or insolvency proceedings against it, or the filing by it of a petition or answer or consent seeking an arrangement of debt, reorganization, dissolution, winding up or relief under applicable Bankruptcy Law;

(C) consents to the appointment of a receiver, interim receiver, receiver and manager, liquidator, assignee, trustee, sequestrator or other similar official of it or for all or substantially all of its property;

(D) makes a general assignment for the benefit of its creditors; or

(E) generally is not paying its debts as they become due; or

(iv) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(A) is for relief against the Corporate Taxpayer or the Partnership in a proceeding in which the Corporate Taxpayer or the Partnership is to be adjudicated bankrupt or insolvent;

(B) appoints a receiver, interim receiver, receiver and manager, liquidator, assignee, trustee, sequestrator or other similar official of the Corporate Taxpayer or the Partnership, or for all or substantially all of the property of the Corporate Taxpayer or the Partnership; or

(C) orders the liquidation, dissolution or winding up of the Corporate Taxpayer or the Partnership;

and the order or decree remains unstayed and in effect for 60 consecutive days.

Notwithstanding anything in this Agreement otherwise to the contrary, it shall not be an “Acceleration Event” if the Corporate Taxpayer fails to make any Tax Benefit Payment when due to the extent that the Corporate Taxpayer has insufficient funds to make such payment in the reasonable judgment of the board of directors of the Corporate Taxpayer exercised in good faith; provided that the interest provisions of Section 5.02 shall apply to such late payment.

“Affiliate” means, with respect to any Person at any point in time or during an period (including any future time or period), any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such first Person as of such time or during such period.

“Agreed Rate” means LIBOR plus 100 basis points.

“Agreement” is defined in the Recitals of this Agreement.

“Amended Schedule” is defined in Section 2.04(b) of this Agreement.

“Bankruptcy Law” means Title 11, U.S. Code, as amended, or any similar federal, state or foreign law for the relief of debtors.

“Basis Adjustment” means the adjustment to the tax basis of an Original Asset under Sections 732, 1012, 734(b), 743(b) and/or 754 of the Code (in situations where, as a result of one or more Exchanges, the Partnership becomes an entity that is disregarded as separate from its owner for tax purposes) or Sections 734(b), 743(b) and/or 754 of the Code (in situations where, following an Exchange, the Partnership remains in existence as an entity for tax purposes) and, in each case, comparable sections of state, local and foreign tax laws (as calculated under Section 2.01 of this Agreement) as a result of an Exchange and the payments made pursuant to this Agreement. Notwithstanding any other provision of this Agreement, the amount of any Basis Adjustment resulting from an Exchange of one or more Partnership Units shall be determined without regard to any Pre-Exchange Transfer of such Partnership Units and as if any such Pre-Exchange Transfer had not occurred.

A “Beneficial Owner” of a security is a Person who directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares: (i) voting power, which includes the power to vote, or to direct the voting of, such security and/or (ii) investment power, which includes the power to dispose of, or to direct the disposition of, such security. The terms “Beneficially Own” and “Beneficial Ownership” shall have correlative meanings.

“Board” means the board of directors of the Corporate Taxpayer.

“Business Day” means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or the State of New York shall not be regarded as a Business Day.

“Change of Control” means the occurrence of any of the following events:

(i) any Person or any group of Persons acting together which would constitute a “group” for purposes of Section 13(d) of the Securities and Exchange Act of 1934, or any successor provisions thereto (excluding (a) an entity owned, directly or indirectly, by the shareholders of the Corporate Taxpayer in substantially the same proportions as their ownership of stock of the Corporate Taxpayer or (b) The Blackstone Group L.P. or any of its Affiliates, any “group” for purposes of Section 13(d) of the Securities Act of 1934 or any successor provisions thereto that includes The Blackstone Group L.P. or any of its Affiliates or any Person more than 50% of the combined voting power of then outstanding voting securities of which are owned by The Blackstone Group L.P. or any of its Affiliates or any such “group”) is or becomes the Beneficial Owner, directly or indirectly, of securities of the Corporate Taxpayer representing more than 50% of the combined voting power of the Corporate Taxpayer’s then outstanding voting securities; or

(ii) Continuing Directors cease for any reason to constitute a majority of the number of directors of the Corporate Taxpayer then serving; or

(iii) there is consummated a merger or consolidation of the Corporate Taxpayer with any other corporation or other entity, and, immediately after the consummation of such merger or consolidation, either (x) the Board immediately prior to the merger or consolidation does not constitute at least a majority of the board of directors of the company surviving the merger or, if the surviving company is a Subsidiary, the ultimate parent thereof, or (y) the voting securities of the Corporate Taxpayer immediately prior to such merger or consolidation do not continue to represent or are not converted into more than 50% of the combined voting power of the then outstanding voting securities of the Person resulting from such merger or consolidation or, if the surviving company is a Subsidiary, the ultimate parent thereof; or

(iv) the shareholders of the Corporate Taxpayer approve a plan of complete liquidation or dissolution of the Corporate Taxpayer or there is consummated an agreement or series of related agreements for the sale, lease or other disposition, directly or indirectly, by the Corporate Taxpayer of all or substantially all of the Corporate Taxpayer’s assets, other than such sale or other disposition by the Corporate Taxpayer of all or substantially all of the Corporate Taxpayer’s assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned by shareholders of the Corporate Taxpayer in substantially the same proportions as their ownership of the Corporate Taxpayer immediately prior to such sale.

Notwithstanding the foregoing, except with respect to clause (ii) and clause (iii)(x) above, a “Change of Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the shares of the Corporate Taxpayer immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in, and own substantially all of the shares of, an entity which owns all or substantially all of the assets of the Corporate Taxpayer immediately following such transaction or series of transactions.

“Class A Shares” is defined in the Recitals of this Agreement.

“Code” is defined in the Recitals of this Agreement.

“Continuing Directors” means, as of any date of determination, any member of the board of directors of the Corporate Taxpayer who: (i) was a member of such board of directors immediately following the consummation by The Blackstone Group L.P. of the distribution to its common unitholders of Class A Shares shares (as contemplated by the Corporate Taxpayer’s Registration Statement on Form 10 (File No. 001-3689); or (ii) was nominated for election or elected or appointed to such board of directors with the approval of a majority of the Continuing Directors who were members of such board of directors at the time of such nomination, election or appointment, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the board of Directors.

“Control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Corporate Taxpayer” is defined in the Recitals of this Agreement.

“Corporate Taxpayer Return” means the federal Tax Return and/or state and/or local and/or foreign Tax Return, as applicable, of the Corporate Taxpayer filed with respect to Taxes of any Taxable Year (which may include a consolidated Tax Return).

“Date of Receipt” is defined in Section 2.04(a) of this Agreement.

“Default Rate” means LIBOR plus 500 basis points.

“Determination” shall have the meaning ascribed to such term in Section 1313(a) of the Code or similar provision of state, local and foreign tax law, as applicable, or any other event (including the execution of a Form 870-AD) that finally and conclusively establishes the amount of any liability for Tax.

“Early Termination Date” means the date of an Early Termination Notice for purposes of determining the Early Termination Payment.

“Early Termination Notice” is defined in Section 4.02 of this Agreement.

“Early Termination Schedule” is defined in Section 4.02 of this Agreement.

“Early Termination Payment” is defined in Section 4.03(b) of this Agreement.

“Early Termination Rate” means LIBOR plus 100 basis points.

“Exchange” is defined in the Recitals of this Agreement. The term “Exchanged” shall have a correlative meaning.

“Exchange Agreement” means the Exchange Agreement, dated as of the date hereof, among the Partnership, the Corporate Taxpayer and the Limited Partners.

“Exchange Basis Schedule” is defined in Section 2.02 of this Agreement.

“Exchange Date” is defined in the Recitals of this Agreement.

“Exchange Payment” is defined in Section 5.01 of this Agreement.

“Expert” is defined in Section 7.09 of this Agreement.

“Imputed Interest” shall mean any interest imputed under Section 1272, 1274 or 483 or other provision of the Code and any similar provision of state, local and foreign tax law with respect to the Corporate Taxpayer’s payment obligations under this Agreement.

“Interest Amount” is defined in Section 3.01(b) of this Agreement.

“LIBOR” means during any period, an interest rate per annum equal to the one-year LIBOR reported, on the date two days prior to the first day of such period, on the Telerate Page 3750 (or if such screen shall cease to be publicly available, as reported on Reuters Screen page “LIBOR01” or by any other publicly available source of such market rate) for London interbank offered rates for U.S. dollar deposits for such period.

“Limited Partner” means the parties hereto (other than the Corporate Taxpayer and the Partnership) and each other individual who from time to time executes a joinder agreement.

“Market Value” shall mean the closing price of the Class A Shares on the applicable Exchange Date on the principal national securities exchange or interdealer quotation system on which such Class A Shares are then traded or listed, as reported by the Wall Street Journal; provided that if the closing price is not reported by the Wall Street Journal for the applicable Exchange Date, then the Market Value shall mean the closing price of the Class A Shares on the Business Day immediately preceding such Exchange Date on the principal national securities exchange or interdealer quotation system on which such Class A Shares are then traded or listed, as reported by the Wall Street Journal; provided further, that if the Class A Shares are not then listed on a national securities exchange or interdealer quotation system, “Market Value” shall mean the cash consideration paid for Class A Shares, or the fair market value of the other property delivered for Class A Shares, as determined by the board of directors of the Corporate Taxpayer in good faith.

“Material Objection Notice” has the meaning set forth in Section 4.02 of this Agreement.

“Net Tax Benefit” is defined in Section 3.01(b) of this Agreement.

“Non-Stepped Up Tax Basis” means, with respect to any asset at any time, the tax basis that such asset would have had at such time if no Basis Adjustment had been made.

“Non-Stepped Up Tax Liability” means, with respect to any Taxable Year, the liability for Taxes of (i) the Corporate Taxpayer or the other members of the consolidated group of which the Corporate Taxpayer is a member and (ii) without duplication, the Partnership or its direct or indirect subsidiaries but only with respect to Taxes imposed on the Partnership or its direct or indirect subsidiaries and allocable to the Corporate Taxpayer or to the other members of the consolidated group of which the Corporate Taxpayer is a member, in each case using the same methods, elections, conventions and similar practices used on the relevant Corporate Taxpayer Return, but using the Non-Stepped Up Tax Basis instead of the tax basis of the Original Assets and excluding any deduction attributable to the Imputed Interest. For the avoidance of doubt, Non-Stepped Up Tax Liability shall be determined without taking into account the carryover or carryback of any Tax item (or portions thereof) that is attributable to the Basis Adjustment or Imputed Interest, as applicable.

“Objection Notice” has the meaning set forth in Section 2.04(a) of this Agreement.

“Original Assets” is defined in the Recitals of this Agreement.

“Partnership” is defined in the Recitals of this Agreement.

“Partnership Agreement” means the Second Amended and Restated Limited Partnership Agreement of the Partnership.

“Partnership Units” is defined in the Recitals of this Agreement.

“Payment Date” means any date on which a payment is required to be made pursuant to this Agreement.

“Person” means any individual, corporation, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, governmental entity or other entity.

“Pre-Exchange Transfer” means any transfer (including upon the death of a Limited Partner) of one or more Partnership Units (i) that occurs prior to an Exchange of such Partnership Units, and (ii) to which Section 734(b) or 743(b) of the Code applies.

“Realized Tax Benefit” means, for a Taxable Year, the excess, if any, of the Non-Stepped Up Tax Liability over the actual liability for Taxes of (i) the Corporate Taxpayer or the other members of the consolidated group of which the Corporate Taxpayer is a member and (ii) without duplication, the Partnership or its direct or indirect subsidiaries but only with respect to Taxes imposed on the Partnership or its direct or indirect subsidiaries and allocable to Corporate Taxpayer or to the other members of the consolidated group of which the Corporate Taxpayer is a member for such Taxable Year. If all or a portion of the actual tax liability for Taxes for the

Taxable Year arises as a result of an audit by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Benefit unless and until there has been a Determination.

“Realized Tax Detriment” means, for a Taxable Year, the excess, if any, of the actual liability for Taxes of (i) the Corporate Taxpayer or the other members of the consolidated group of which the Corporate Taxpayer is a member and (ii) without duplication, the Partnership or its direct or indirect subsidiaries but only with respect to Taxes imposed on the Partnership or its direct or indirect subsidiaries and allocable to the Corporate Taxpayer or to the other members of the consolidated group of which the Corporate Taxpayer is a member over the Non-Stepped Up Tax Liability for such Taxable Year. If all or a portion of the actual tax liability for Taxes for the Taxable Year arises as a result of an audit by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Detriment unless and until there has been a Determination.

“Reconciliation Dispute” has the meaning set forth in Section 7.09 of this Agreement.

“Reconciliation Procedures” shall mean those procedures set forth in Section 2.04(a) of this Agreement.

“Separation Agreement” means the Separation and Distribution Agreement, dated as of , 2015, by and among The Blackstone Group L.P., Blackstone Holdings I L.P., New Advisory GP L.L.C., the Partnership and the Corporate Taxpayer.

“Schedule” means any Exchange Basis Schedule, Tax Benefit Schedule and the Early Termination Schedule.

“Section 734(b) Exchange” means any Exchange that results in a Basis Adjustment under Section 734(b) of the Code.

“Senior Obligations” is defined in Section 5.01 of this Agreement.

“Significant Limited Partner” means any Limited Partner that, as of any date of determination, would be entitled to receive at least 10% of the total amount of the Early Termination Payments payable to all Limited Partners hereunder if the Corporate Taxpayer had exercised its right of early termination on the date of the most recent Exchange prior to such date of determination (excluding, for purposes of this sentence, all payments made to any Limited Partner pursuant to this Agreement since the date of such most recent Exchange).

“Subsidiaries” means, with respect to any Person, as of any date of determination, any other Person as to which such Person, owns, directly or indirectly, or otherwise Controls more than 50% of the voting power or other similar interests or the sole general partner interest or managing member or similar interest of such Person.

“Subsidiary Partnership” is defined in the Recitals of this Agreement.

“Tax Benefit Payment” is defined in Section 3.01(b) of this Agreement.

“Tax Benefit Schedule” is defined in Section 2.03 of this Agreement.

“Tax Return” means any return, declaration, report or similar statement filed or required to be filed with respect to Taxes (including any attached schedules), including, without limitation, any information return, claim for refund, amended return and declaration of estimated Tax.

“Taxable Year” means a taxable year as defined in Section 441(b) of the Code or comparable section of state, local or foreign tax law, as applicable, (and, therefore, for the avoidance of doubt, may include a period of less than 12 months for which a Tax Return is made) ending on or after the Exchange Date in which there is a Basis Adjustment due to an Exchange.

“Taxes” means any and all U.S. federal, state, local and foreign taxes, assessments or similar charges measured with respect to net income or profits and any interest related to such Tax.

“Taxing Authority” shall mean any domestic, foreign, federal, national, state, county or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising any taxing authority or any other authority exercising Tax regulatory authority.

“Treasury Regulations” means the final and temporary regulations under the Code promulgated from time to time (including corresponding provisions and succeeding provisions) as in effect for the relevant taxable period.

“Valuation Assumptions” shall mean, as of an Early Termination Date, the assumptions that (1) in each Taxable Year ending on or after such Early Termination Date, the Corporate Taxpayer will have taxable income sufficient to fully utilize the deductions arising from the Basis Adjustment and the Imputed Interest during such Taxable Year or future Taxable Year (including, for the avoidance of doubt, Basis Adjustments and Imputed Interest that would result from future Tax Benefit Payments that would be paid in accordance with the Valuation Assumptions) in which such deductions would become available, (2) the federal income tax rates and state, local and foreign income tax rates that will be in effect for each such Taxable Year will be those specified for each such Taxable Year by the Code and other law as in effect on the Early Termination Date, (3) any loss carryovers or carryback generated by the Basis Adjustment or the Imputed Interest and available as of the Early Termination Date will be utilized by the Corporate Taxpayer on a pro rata basis from the Early Termination Date through the scheduled expiration date of such loss carryovers or carrybacks, (4) any non-amortizable assets are deemed to be disposed of on the fifteenth anniversary of the earlier of the applicable Basis Adjustment and the Early Termination Date; provided, that in the event of a Change of Control, such non-amortizable assets shall be deemed disposed of (a) at the time of sale of the relevant asset (if earlier than such fifteenth anniversary) in the case of Basis Adjustments with respect to Exchanges that have occurred as of the Change of Control or (b) at the earlier of the time of sale of the relevant asset or the fifteenth anniversary of the applicable Basis Adjustment in the case of Basis Adjustments with respect to Exchanges that have not occurred as of the Change of Control and (5) if, at the Early Termination Date, there are Partnership Units that have not been

Exchanged, then each such Partnership Unit shall be deemed to be Exchanged for Class A Shares with a Market Value of the Class A Shares that would be transferred if the Exchange occurred on the Early Termination Date.

ARTICLE II

DETERMINATION OF REALIZED TAX BENEFIT

Section 2.01. Basic Adjustment Principles. The Realized Tax Benefit or Realized Tax Detriment for each Taxable Year is intended to measure the decrease or increase in the actual liability for Taxes of the Corporate Taxpayer or the other members of the consolidated group of which the Corporate Taxpayer is a member (and such Persons’ allocable share of Taxes of the Partnership or its direct or indirect subsidiaries) for such Taxable Year attributable to the Basis Adjustments and Imputed Interest, determined using a “with and without” methodology. For the avoidance of doubt, the actual liability for Taxes will take into account the deduction of the portion of the Tax Benefit Payment (if any) that is accounted for as Imputed Interest. Carryovers or carrybacks of any Tax item attributable to the Basis Adjustments and Imputed Interest shall be considered to be subject to the rules of the Code and the Treasury Regulations or the appropriate provisions of U.S. state and local income and franchise tax law, as applicable, governing the use, limitation and expiration of carryovers or carrybacks of the relevant type. If a carryover or carryback of any Tax item includes a portion that is attributable to the Basis Adjustment or Imputed Interest and another portion that is not, such portions shall be considered to be used in accordance with the “with and without” methodology. The parties agree that, subject to a change in applicable law, (i) all Tax Benefit Payments attributable to the Basis Adjustments (other than amounts accounted for as Imputed Interest) will be treated as subsequent upward purchase price adjustments and have the effect of creating additional Basis Adjustments to Original Assets for the Corporate Taxpayer in the year of payment, and (ii) as a result, such additional Basis Adjustments will be incorporated into the current year calculation and into future year calculations, as appropriate; provided that the foregoing treatment shall not be required to apply to payments hereunder to a Limited Partner in respect of a Section 734(b) Exchange by such Limited Partner that are attributable to a Basis Adjustment. For the avoidance of doubt, payments made under this Agreement shall not be treated as resulting in a Basis Adjustment to the extent such payments are treated as Imputed Interest. The parties intend that (a) a Limited Partner that has made a Section 734(b) Exchange shall, with respect to the Basis Adjustment resulting from such Section 734(b) Exchange or any payments hereunder in respect of such Exchange, be entitled to Tax Benefit Payments in respect of such Basis Adjustments only to the extent such Basis Adjustments are allocable (as determined in the good faith discretion of the Corporate Taxpayer) to the Corporate Taxpayer following such Section 734(b) Exchange (without taking into account any concurrent or subsequent Exchanges) and (b) if, as a result of a subsequent Exchange, an increased portion of the Basis Adjustments resulting from such Section 734(b) Exchange or any payments hereunder in respect of such Exchange becomes allocable to the Corporate Taxpayer (as determined in the good faith discretion of the Corporate Taxpayer), then the Limited Partner that makes such subsequent Exchange shall be entitled to a Tax Benefit Payment in respect of such increased portion.

Section 2.02. Exchange Basis Schedule. Within 90 calendar days after the filing of the U.S. federal income tax return of the Corporate Taxpayer for each Taxable Year in which any Exchange has been effected, the Corporate Taxpayer shall deliver to each applicable Limited Partner a schedule (the “Exchange Basis Schedule”) that shows for purposes of Taxes, (i) the Non-Stepped Up Tax Basis of the Original Assets as of each applicable Exchange Date, (ii) the Basis Adjustment with respect to the Original Assets as a result of the Exchanges effected in such Taxable Year, calculated in the aggregate, (iii) the period or periods, if any, over which the Original Assets are amortizable and/or depreciable and (iv) the period or periods, if any, over which each Basis Adjustment is amortizable and/or depreciable (which, for non-amortizable assets shall be based on the Valuation Assumptions).

Section 2.03. Tax Benefit Schedule. Within 90 calendar days after the filing of the U.S. federal income tax return of the Corporate Taxpayer for any Taxable Year in which there is a Realized Tax Benefit or Realized Tax Detriment, the Corporate Taxpayer shall provide to the applicable Limited Partner a schedule showing the calculation of the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year and the portion thereof allocable to the applicable Limited Partner (a “Tax Benefit Schedule”). The Schedule will become final as provided in Section 2.04(a) and may be amended as provided in Section 2.04(b) (subject to the procedures set forth in Section 2.04(b)).

Section 2.04. Procedures, Amendments.

(a) Procedure. Every time the Corporate Taxpayer delivers to the applicable Limited Partner an applicable Schedule under this Agreement, including any Amended Schedule delivered pursuant to Section 2.04(b), but excluding any Early Termination Schedule or amended Early Termination Schedule, the Corporate Taxpayer shall also (x) deliver to the applicable Limited Partner schedules and work papers providing reasonable detail regarding the preparation of the Schedule and (y) allow the applicable Limited Partner reasonable access, at no cost to such Limited Partner, to the appropriate representatives at the Corporate Taxpayer in connection with a review of such Schedule. The applicable Schedule or amendment thereto shall become final and binding on all parties 30 calendar days from the date (the “Date of Receipt”) on which all relevant Limited Partners are treated as having received the applicable Schedule or amendment thereto under Section 7.01, unless a Significant Limited Partner, within 30 calendar days from such Date of Receipt, provides the Corporate Taxpayer with notice of a material objection to such Schedule or amendment thereto (“Objection Notice”) made in good faith; provided, for the sake of clarity, only Significant Limited Partners shall have the right to object to any Schedule or Amended Schedule pursuant to this Section 2.04. If the parties, for any reason, are unable to successfully resolve the issues raised in an Objection Notice within 30 calendar days of receipt by the Corporate Taxpayer of such Objection Notice, the Corporate Taxpayer and the applicable Significant Limited Partner shall employ the reconciliation procedures as described in Section 7.09 (the “Reconciliation Procedures”) provided, that if more than one Significant Limited Partner provides an Objection Notice with respect to a Schedule or an Amended Schedule, all issues raised by such Significant Limited Partners shall be subject to a single, consolidated proceeding that employs the Reconciliation Procedures.

(b) Amended Schedule. The applicable Schedule for any Taxable Year shall be amended from time to time by the Corporate Taxpayer (i) in connection with a Determination affecting such Schedule, (ii) to correct material inaccuracies in the Schedule identified as a result of the receipt of additional factual information relating to a Taxable Year after the date the

Schedule was provided to the applicable Limited Partner, (iii) to comply with the Expert’s determination under the Reconciliation Procedures, (iv) to reflect a material change in the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year attributable to a carryback or carryforward of a loss or other tax item to such Taxable Year, (v) to reflect a material change in the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year attributable to an amended Tax Return filed for such Taxable Year, or (vi) to adjust the Exchange Basis Schedule to take into account payments made pursuant to this Agreement (such Schedule, an “Amended Schedule”).

ARTICLE III

TAX BENEFIT PAYMENTS

Section 3.01. Payments.

(a) Payments. Within five (5) calendar days of a Tax Benefit Schedule delivered to an applicable Limited Partner becoming final in accordance with Section 2.04(a), the Corporate Taxpayer shall pay to the applicable Limited Partner for such Taxable Year the portion of the Tax Benefit Payment determined pursuant to Section 3.01(b) that is allocable to such Limited Partner (determined in accordance with the principles set forth in Section 2.01). Each such Tax Benefit Payment shall be made by wire transfer of immediately available funds to a bank account of the applicable Limited Partner previously designated by such Limited Partner to the Corporate Taxpayer or as otherwise agreed by the Corporate Taxpayer and the applicable Limited Partner. For the avoidance of doubt, no Tax Benefit Payment shall be made in respect of estimated tax payments, including, without limitation, federal income tax payments.

(b) A “Tax Benefit Payment” means an amount, not less than zero, equal to 85% of the sum of the Net Tax Benefit and the Interest Amount. The “Net Tax Benefit” shall equal: (1) the Corporate Taxpayer’s Realized Tax Benefit, if any, for a Taxable Year plus (2) the amount of the excess, if any, of the Realized Tax Benefit reflected on an Amended Tax Benefit Schedule for a previous Taxable Year over the Realized Tax Benefit (or Realized Tax Detriment (expressed as a negative number)) reflected on the Tax Benefit Schedule for such previous Taxable Year, minus (3) an amount equal to the Corporate Taxpayer’s Realized Tax Detriment (if any) for the current or any previous Taxable Year, minus (4) the amount of the excess, if any, of the Realized Tax Benefit reflected on a Tax Benefit Schedule for a previous Taxable Year over the Realized Tax Benefit (or Realized Tax Detriment (expressed as a negative number)) reflected on the Amended Tax Benefit Schedule for such previous Taxable Year; provided, however, that to the extent the amounts described in 3.01(b)(2), (3) and (4) were taken into account in determining any Tax Benefit Payment in a preceding Taxable Year, such amounts shall not be taken into account in determining a Tax Benefit Payment attributable to any other Taxable Year; provided, further, for the avoidance of doubt, no Limited Partner shall be required to return any portion of any previously made Tax Benefit Payment. The “Interest Amount” shall equal the interest on the Net Tax Benefit calculated at the Agreed Rate for the period from (and including) the due date (without extensions) for filing the Corporate Taxpayer Return with respect to Taxes for such Taxable Year until (but excluding) the Payment Date. Notwithstanding the foregoing, for each Taxable Year ending on or after the date of a Change of Control, all Tax Benefit Payments, whether paid with respect to Partnership Units that were Exchanged (i) prior to the date of such Change of Control or (ii) on or after the date of such Change of Control, shall be calculated by utilizing Valuation Assumptions (1), (3) and (4), substituting in each case the terms “closing date of a Change of Control” for an “Early Termination Date”.

Section 3.02. No Duplicative Payments. It is intended that the above provisions of this Agreement will not result in duplicative payment of any amount (including interest) required under this Agreement. The provisions of this Agreement shall be construed in the appropriate manner as such intentions are realized.

Section 3.03. Pro Rata Payments.

(a) For the avoidance of doubt, to the extent the Corporate Taxpayer’s deduction with respect to the Basis Adjustment is limited in a particular Taxable Year or the Corporate Taxpayer lacks sufficient funds to satisfy its obligations to make all Tax Benefit Payments due in a particular Taxable Year, the limitation on the deduction, or the Tax Benefit Payments that may be made, as the case may be, shall be taken into account or made for each applicable Limited Partner on a pro rata basis relative to the total amount of deductions with respect to the aggregate Basis Adjustments for all of the applicable Limited Partners (determined in accordance with the principles set forth in Section 2.01).

(b) After taking into account Section 3.03(a), if for any reason the Corporate Taxpayer does not fully satisfy its payment obligations to make all Tax Benefit Payments due under this Agreement in respect of a particular Taxable Year, then the Corporate Taxpayer and the Limited Partners agree that no Tax Benefit Payment shall be made in respect of any Taxable Year until all Tax Benefit Payments in respect of prior Taxable Years have been made in full.

ARTICLE IV

TERMINATION

Section 4.01. Early Termination and Breach of Agreement.

(a) The Corporate Taxpayer may terminate this Agreement with respect to all amounts payable to the Limited Partners and with respect to all of the Partnership Units held (or previously held and exchanged) by all Limited Partners at any time by paying to each Limited Partner the Early Termination Payment in respect of such Limited Partner; provided, however, that this Agreement shall only terminate upon the receipt of the Early Termination Payment by all Limited Partners, and provided, further, that the Corporate Taxpayer may withdraw any notice to execute its termination rights under this Section 4.01(a) prior to the time at which any Early Termination Payment has been paid. Upon payment of the Early Termination Payment by the Corporate Taxpayer, neither the applicable Limited Partners nor the Corporate Taxpayer shall have any further payment obligations under this Agreement in respect of such Limited Partners, other than for any (a) Tax Benefit Payment agreed to by the Corporate Taxpayer and the applicable Limited Partner as due and payable but unpaid as of the Early Termination Notice and (b) Tax Benefit Payment due for the Taxable Year ending with or including the date of the Early Termination Notice (except to the extent that the amount described in clause (b) is included in the Early Termination Payment). If an Exchange occurs after the Corporate Taxpayer exercises its termination rights under this Section 4.01(a), the Corporate Taxpayer shall have no obligations under this Agreement with respect to such Exchange.

(b) Upon the occurrence of any Acceleration Event all obligations hereunder shall be accelerated and such obligations shall be calculated as if an Early Termination Notice had been delivered on the date of such Acceleration Event and shall include, but not be limited to, (1) the Early Termination Payment calculated as if an Early Termination Notice had been delivered on the date of such Acceleration Event, (2) any Tax Benefit Payment agreed to by the Corporate Taxpayer and any Limited Partners as due and payable but unpaid as of the date of such Acceleration Event, and (3) any Tax Benefit Payment due for the Taxable Year ending with or including the date of an Acceleration Event. Notwithstanding the foregoing, upon the occurrence of an Acceleration Event, the Limited Partners shall be entitled to elect to receive the amounts set forth in (1), (2) and (3), above or to seek specific performance of the terms hereof.

(c) The undersigned parties agree that the aggregate value of the Tax Benefit Payments cannot be ascertained with any reasonable certainty for U.S. federal income tax purposes.

Section 4.02. Early Termination Notice. If the Corporate Taxpayer chooses to exercise its right of early termination under Section 4.01 above, the Corporate Taxpayer shall deliver to each Limited Partner notice of such intention to exercise such right (“Early Termination Notice”) and a schedule (the “Early Termination Schedule”) specifying the Corporate Taxpayer’s intention to exercise such right and showing in reasonable detail the calculation of the Early Termination Payment. The applicable Early Termination Schedule shall become final and binding on all parties unless a Significant Limited Partner, within 30 calendar days after receiving the Early Termination Schedule thereto provides the Corporate Taxpayer with notice of a material objection to such Schedule made in good faith (“Material Objection Notice”); provided, for the sake of clarity, only Significant Limited Partners shall have the right to object to any Schedule or Amended Schedule pursuant to this Section 4.02. If the parties, for any reason, are unable to successfully resolve the issues raised in such notice within 30 calendar days after receipt by the Corporate Taxpayer of the Material Objection Notice, the Corporate Taxpayer and the applicable Significant Limited Partner shall employ the Reconciliation Procedures as described in Section 7.09.

Section 4.03. Payment upon Early Termination. (a) Within three calendar days after the Early Termination Schedule becomes final and binding pursuant to this Agreement, the Corporate Taxpayer shall pay to each Limited Partner an amount equal to the Early Termination Payment applicable to such Limited Partner. Such payment shall be made by wire transfer of immediately available funds to a bank account designated by the applicable Limited Partner or as otherwise agreed by the Corporate Taxpayer and the applicable Limited Partner.

(b) The “Early Termination Payment” as of the date of the delivery of an Early Termination Schedule shall equal with respect to each Limited Partner the present value, discounted at the Early Termination Rate as of such date, of all Tax Benefit Payments that would be required to be paid by the Corporate Taxpayer to such Limited Partner beginning from the Early Termination Date assuming the Valuation Assumptions are applied.

ARTICLE V

SUBORDINATION AND LATE PAYMENTS

Section 5.01. Subordination. Notwithstanding any other provision of this Agreement to the contrary, any Tax Benefit Payment or Early Termination Payment required to be made by the Corporate Taxpayer to the applicable Limited Partner under this Agreement (an “Exchange Payment”) shall rank subordinate and junior in right of payment to any principal, interest or other amounts due and payable in respect of any obligations in respect of indebtedness for borrowed money of the Corporate Taxpayer and its Subsidiaries (“Senior Obligations”) and shall rank pari passu with all current or future unsecured obligations of the Corporate Taxpayer that are not Senior Obligations.

Section 5.02. Late Payments by the Corporate Taxpayer. The amount of all or any portion of any Exchange Payment not made to the applicable Limited Partner when due under the terms of this Agreement shall be payable together with any interest thereon, computed at the Default Rate and commencing from the date on which such Exchange Payment was due and payable.

ARTICLE VI

NO DISPUTES; CONSISTENCY; COOPERATION

Section 6.01. The Corporate Taxpayer’s and the Partnership’s Tax Matters. Except as otherwise provided herein, the Corporate Taxpayer shall have full responsibility for, and sole discretion over, all Tax matters concerning the Corporate Taxpayer and the Partnership, including without limitation the preparation, filing or amending of any Tax Return and defending, contesting or settling any issue pertaining to Taxes.

Section 6.02. Consistency. The Corporate Taxpayer, the Partnership and the applicable Limited Partner agree to report and cause to be reported for all purposes, including federal, state, local and foreign Tax purposes and financial reporting purposes, all Tax-related items (including without limitation the Basis Adjustment and each Tax Benefit Payment) in a manner consistent with that specified by the Corporate Taxpayer in any Schedule required to be provided by or on behalf of the Corporate Taxpayer under this Agreement.

Section 6.03. Cooperation. The applicable Limited Partner shall (a) furnish to the Corporate Taxpayer in a timely manner such information, documents and other materials as the Corporate Taxpayer may reasonably request for purposes of making any determination or computation necessary or appropriate under this Agreement, preparing any Tax Return or contesting or defending any audit, examination or controversy with any Taxing Authority, (b) make itself available to the Corporate Taxpayer and its representatives to provide explanations of documents and materials and such other information as the Corporate Taxpayer or its representatives may reasonably request in connection with any of the matters described in clause (a) above, and (c) reasonably cooperate in connection with any such matter, and the Corporate Taxpayer shall reimburse the applicable Limited Partner for any reasonable third-party costs and expenses incurred pursuant to this Section.

Section 6.04. Tax Contests. The Corporate Taxpayer and the Partnership shall use reasonable efforts (for the avoidance of doubt, taking into account the interests and entitlements of all Limited Partners under this Agreement) to defend the Tax treatment contemplated by this Agreement and any Schedule in any audit, contest or similar proceeding with any Taxing Authority.

ARTICLE VII

MISCELLANEOUS

Section 7.01. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed duly given and received (a) on the date of delivery if delivered personally, by facsimile upon confirmation of transmission by the sender’s fax machine if sent on a Business Day (or otherwise on the next Business Day) or by email upon confirmation of transmission or (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

If to the Corporate Taxpayer, to:

with a copy to:

If to the applicable Limited Partner, to:

The address, facsimile number and email address set forth in the records of the Partnership.

Any party may change its address, fax number or email address by giving the other party written notice of its new address, fax number or email address in the manner set forth above.

Section 7.02. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. Delivery of an executed signature page to this Agreement by facsimile or email transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

Section 7.03. Entire Agreement; No Third Party Beneficiaries. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 7.04. Governing Law. THIS AGREEMENT AND THE RIGHTS AND DUTIES OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF DELAWARE..

Section 7.05. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 7.06. Successors; Assignment; Amendments; Waivers.

(a) No Limited Partner may assign this Agreement to any person without the prior written consent of the Corporate Taxpayer; provided, however, (i) that, to the extent Partnership Units are effectively transferred in accordance with the terms of the Partnership Agreement, the transferring Limited Partner shall assign to the transferee of such Partnership Units the transferring Limited Partner’s rights under this Agreement with respect to such transferred Partnership Units, as long as such transferee has executed and delivered, or, in connection with such transfer, executes and delivers, a joinder to this Agreement, in form and substance reasonably satisfactory to the Corporate Taxpayer, agreeing to become a “Limited Partner” for all purposes of this Agreement, except as otherwise provided in such joinder, and (ii) that, once an Exchange has occurred, any and all payments that may become payable to a Limited Partner pursuant to this Agreement with respect to such Exchange may be assigned to any Person or Persons, as long as any such Person has executed and delivered, or, in connection with such assignment, executes and delivers, a joinder to this Agreement, in form and substance reasonably satisfactory to the Corporate Taxpayer, agreeing to be bound by Section 7.12 and acknowledging specifically the last sentence of Section 7.06(c).

(b) No provision of this Agreement may be amended unless such amendment is approved in writing by the Corporate Taxpayer, on behalf of itself and the Partnership, and by the Limited Partners who would be entitled to receive at least two-thirds of the total amount of the Early Termination Payments payable to all Limited Partners hereunder if the Corporate Taxpayer had exercised its right of early termination on the date of the most recent Exchange prior to such amendment (excluding, for purposes of this sentence, all payments made to any Limited Partner pursuant to this Agreement since the date of such most recent Exchange); provided, that no such amendment shall be effective if such amendment will have a disproportionate effect on the payments certain Limited Partners will or may receive under this Agreement unless such amendment is consented in writing by the Limited Partners disproportionately affected who would be entitled to receive at least two-thirds of the total amount of the Early Termination Payments payable to all Limited Partners disproportionately affected hereunder if the Corporate Taxpayer had exercised its right of early termination on the date of the most recent Exchange prior to such amendment (excluding, for purposes of this sentence, all payments made to any Limited Partner pursuant to this Agreement since the date of such most recent Exchange). No provision of this Agreement may be waived unless such waiver is in writing and signed by the party against whom the waiver is to be effective.

(c) All of the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the parties hereto and their respective successors, assigns, heirs, executors, administrators and legal representatives. The Corporate Taxpayer shall require and cause any direct or indirect successor (whether by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Corporate Taxpayer, by written agreement, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Corporate Taxpayer would be required to perform if no such succession had taken place. Notwithstanding anything to the contrary herein, in the event a Significant Limited Partner transfers his Partnership Units to a Transferee (as defined in the Partnership Agreement), excluding any other Significant Limited Partner, such Significant Limited Partner shall have the right, on behalf of such transferee, to enforce the provisions of Sections 2.04 or 4.02 with respect to such transferred Partnership Units.

Section 7.07. Titles and Headings. Titles and headings to sections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

Section 7.08. Resolution of Disputes.

(a) Any and all disputes which are not governed by Section 7.09 and cannot be settled amicably, including any ancillary claims of any party, arising out of, relating to or in connection with the validity, negotiation, execution, interpretation, performance or non-performance of this Agreement (including the validity, scope and enforceability of this arbitration provision) shall be finally settled by arbitration conducted by a single arbitrator in New York in accordance with the then-existing Rules of Arbitration of the International Chamber of Commerce. If the parties to the dispute fail to agree on the selection of an arbitrator within thirty (30) days of the receipt of the request for arbitration, the International Chamber of Commerce shall make the appointment. The arbitrator shall be a lawyer admitted to the practice of law in the State of New York and shall conduct the proceedings in the English language.

Performance under this Agreement shall continue if reasonably possible during any arbitration proceedings.

(b) Notwithstanding the provisions of paragraph (a), the Corporate Taxpayer may bring an action or special proceeding in any court of competent jurisdiction for the purpose of compelling a party to arbitrate, seeking temporary or preliminary relief in aid of an arbitration hereunder, and/or enforcing an arbitration award and, for the purposes of this paragraph (b), each Limited Partner (i) expressly consents to the application of paragraph (c) of this Section 7.08 to any such action or proceeding, (ii) agrees that proof shall not be required that monetary damages for breach of the provisions of this Agreement would be difficult to calculate and that remedies at law would be inadequate, and (iii) irrevocably appoints the Corporate Taxpayer as such

Limited Partner’s agent for service of process in connection with any such action or proceeding and agrees that service of process upon such agent, who shall promptly advise such Limited Partner of any such service of process, shall be deemed in every respect effective service of process upon the Limited Partner in any such action or proceeding.

(c) (i) EACH LIMITED PARTNER HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF COURTS LOCATED IN NEW YORK, NEW YORK FOR THE PURPOSE OF ANY JUDICIAL PROCEEDING BROUGHT IN ACCORDANCE WITH THE PROVISIONS OF THIS SECTION 7.08, OR ANY JUDICIAL PROCEEDING ANCILLARY TO AN ARBITRATION OR CONTEMPLATED ARBITRATION ARISING OUT OF OR RELATING TO OR CONCERNING THIS AGREEMENT. Such ancillary judicial proceedings include any suit, action or proceeding to compel arbitration, to obtain temporary or preliminary judicial relief in aid of arbitration, or to confirm an arbitration award. The parties acknowledge that the fora designated by this paragraph (c) have a reasonable relation to this Agreement, and to the parties’ relationship with one another.

(ii) The parties hereby waive, to the fullest extent permitted by applicable law, any objection which they now or hereafter may have to personal jurisdiction or to the laying of venue of any such ancillary suit, action or proceeding brought in any court referred to in the preceding paragraph of this Section 7.08 and such parties agree not to plead or claim the same.

Section 7.09. Reconciliation. In the event that the Corporate Taxpayer and the applicable Significant Limited Partner are unable to resolve a disagreement with respect to the matters governed by Sections 2.04, 4.02 and 6.02 within the relevant period designated in this Agreement (“Reconciliation Dispute”), the Reconciliation Dispute shall be submitted for determination to a nationally recognized expert (the “Expert”) in the particular area of disagreement mutually acceptable to both parties. The Expert shall be a partner or principal in a nationally recognized accounting firm or a law firm, and the Expert shall not, and the firm that employs the Expert shall not, have any material relationship with the Corporate Taxpayer or the applicable Significant Limited Partner or other actual or potential conflict of interest. If the parties are unable to agree on an Expert within fifteen (15) days of receipt by the respondent(s) of written notice of a Reconciliation Dispute, the Expert shall be appointed by the International Chamber of Commerce Centre for Expertise. The Expert shall resolve any matter relating to the Exchange Basis Schedule or an amendment thereto or the Early Termination Schedule or an amendment thereto within 30 calendar days and shall resolve any matter relating to a Tax Benefit Schedule or an amendment thereto within 15 calendar days or as soon thereafter as is reasonably practicable, in each case after the matter has been submitted to the Expert for resolution. Notwithstanding the preceding sentence, if the matter is not resolved before any payment that is the subject of a disagreement would be due (in the absence of such disagreement) or any Tax Return reflecting the subject of a disagreement is due, the undisputed amount shall be paid on the date prescribed by this Agreement and such Tax Return may be filed as prepared by the Corporate Taxpayer, subject to adjustment or amendment upon resolution. The costs and expenses relating to the engagement of such Expert or amending any Tax Return shall be borne by the Corporate Taxpayer; except as provided in the next sentence. The Corporate Taxpayer and each applicable Significant Limited Partner shall bear their own costs and expenses of such proceeding, unless the Significant Limited Partner has a prevailing position that is more than 10% of the disputed amount of the payment at issue, in which case the Corporate Taxpayer shall reimburse such Significant Limited Partner for any reasonable out-of-pocket costs and expenses in such proceeding. Any dispute as to whether a dispute is a Reconciliation Dispute within the meaning of this Section 7.09 shall be decided by the Expert. The Expert shall finally determine any Reconciliation Dispute and the determinations of the Expert pursuant to this Section 7.09 shall be binding on the Corporate Taxpayer and the applicable Significant Limited Partner and may be entered and enforced in any court having jurisdiction.

Section 7.10. Withholding. The Corporate Taxpayer shall be entitled to deduct and withhold from any payment payable pursuant to this Agreement such amounts as the Corporate Taxpayer is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld and paid over to the appropriate Taxing Authority by the Corporate Taxpayer, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the applicable Limited Partner.

Section 7.11. Admission of the Corporate Taxpayer into a Consolidated Group; Transfers of Corporate Assets.

(a) If the Corporate Taxpayer becomes a member of an affiliated or consolidated group of corporations that files a consolidated income tax return pursuant to Sections 1501 et seq. of the Code or any corresponding provisions of state, local or foreign law, then: (i) the provisions of this Agreement shall be applied with respect to the group as a whole; and (ii) Tax Benefit Payments, Early Termination Payments or other applicable items hereunder shall be computed with reference to the consolidated taxable income of the group as a whole.

(b) If (i) the Partnership transfers (or is deemed to transfer for U.S. federal income tax purposes) any Original Asset or (ii) the Corporate Taxpayer (or any member of a group described in Section 7.11(a)) transfers or is deemed to transfer any Partnership Unit, in either case, to a transferee that is treated as a corporation for U.S. federal income tax purposes (other than a member of a group described in Section 7.11(a)) in a transaction in which the transferee’s basis in the property acquired is determined in whole or in part by reference to such transferor’s basis in such property, then the Corporate Taxpayer and the Partnership shall cause such transferee to assume the obligation to make payments hereunder with respect to the applicable Basis Adjustments associated with any Original Asset or interest therein acquired (directly or indirectly) in such transfer (taking into account any gain recognized in the transaction) in a manner consistent with the terms of this Agreement as the transferee (or one of its Affiliates) actually realizes Tax benefits. If any member of a group described in Section 7.11(a) that owns any Partnership Unit deconsolidates from the group (or the Corporate Taxpayer deconsolidates from the group), then the Corporate Taxpayer shall cause such member (or the parent of the consolidated group in a case where the Corporate Taxpayer deconsolidates from the group) to assume the obligation to make payments hereunder with respect to the applicable Basis Adjustments associated with any Original Asset it owns (directly or indirectly) in a manner consistent with the terms of this Agreement as the member (or one of its Affiliates) actually realizes Tax benefits. If a transferee or a member of a group described in Section 7.11(a) assumes an obligation to make payments hereunder pursuant to either of the foregoing sentences, then the initial obligor is relieved of the obligation assumed.

(c) If the Corporate Taxpayer (or any member of a group described in Section 7.11(a)) transfers (or is deemed to transfer for U.S. federal income tax purposes) any Partnership Unit in a transaction that is wholly or partially taxable, then for purposes of calculating payments under this Agreement the Partnership shall be treated as having disposed of the portion of any Original Asset that is indirectly transferred by the Corporate Taxpayer (i.e., taking into account the number of Partnership Units transferred) in a wholly or partially taxable transaction in which all income, gain or loss is allocated to the Corporate Taxpayer. The consideration deemed to be received by the Partnership shall be equal to the fair market value of the deemed transferred asset, plus (i) the amount of debt to which such asset is subject, in the case of a transfer of an encumbered asset or (ii) the amount of debt allocated to such asset, in the case of a transfer of a partnership interest.

Section 7.12. Confidentiality. Each Limited Partner and assignee acknowledges and agrees that the information of the Corporate Taxpayer is confidential and, except in the course of performing any duties as necessary for the Corporate Taxpayer and its Affiliates, as required by law or legal process or to enforce the terms of this Agreement, shall keep and retain in the strictest confidence and not to disclose to any Person all confidential matters, acquired pursuant to this Agreement, of the Corporate Taxpayer, or any of its Affiliates and successors and the other Limited Partners, including, without limitation, the business affairs of the Corporate Taxpayer its Affiliates and successors, the other Limited Partners learned by the Limited Partner heretofore or hereafter. This clause 7.12 shall not apply to (i) any information that has been made publicly available by the Corporate Taxpayer or any of its Affiliates, becomes public knowledge (except as a result of an act of such Limited Partner in violation of this Agreement) or is generally known to the business community and (ii) the disclosure of information to the extent necessary for a Limited Partner to prepare and file his or her tax returns, to respond to any inquiries regarding the same from any taxing authority or to prosecute or defend any action, proceeding or audit by any taxing authority with respect to such returns. Notwithstanding anything to the contrary herein, each Limited Partner (and each employee, representative or other agent of such Limited Partner) may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of (x) the Corporate Taxpayer and (y) any of its transactions, and all materials of any kind (including opinions or other tax analyses) that are provided to the Limited Partners relating to such tax treatment and tax structure.

If a Limited Partner or assignee commits a breach, or threatens to commit a breach, of any of the provisions of this Section 7.12, the Corporate Taxpayer shall have the right and remedy to have the provisions of this Section 7.12 specifically enforced by injunctive relief or otherwise by any court of competent jurisdiction without the need to post any bond or other security, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to the Corporate Taxpayer or any of its Subsidiaries or the other Limited Partners and the accounts and funds managed by the Corporate Taxpayer and that money damages alone shall not provide an adequate remedy to such Persons. Such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available at law or in equity.

Section 7.13. Partnership Agreement. This Agreement shall be treated as part of the partnership agreement of the Partnership as described in Section 761(c) of the Code, and Sections 1.704-1(b)(2)(ii)(h) and 1.761-1(c) of the Treasury Regulations.

Section 7.14. Change in Law. Notwithstanding anything herein to the contrary, if, in connection with an actual or proposed change in law, a Limited Partner reasonably believes that the existence of this Agreement could cause income (other than income arising from receipt of a payment under this Agreement) recognized by the Limited Partner upon any Exchange by such Limited Partner to be treated as ordinary income rather than capital gain (or otherwise taxed at ordinary income rates) for U.S. federal income tax purposes or would have other material adverse tax consequences to such Limited Partner, then at the election of such Limited Partner and to the extent specified by such Limited Partner, this Agreement (i) shall cease to have further effect with respect to such Limited Partner, (ii) shall not apply to an Exchange by such Limited Partner occurring after a date specified by such Limited Partner, or (iii) shall otherwise be amended in a manner determined by such Limited Partner, provided that such amendment shall not result in an increase in payments under this Agreement at any time as compared to the amounts and times of payments that would have been due in the absence of such amendment or result in any other material adverse consequence to the Corporate Taxpayer, the Partnership or any of their respective Affiliates or any other Limited Partner.

Section 7.15. Independent Nature of Limited Partners’ Rights and Obligations. The obligations of each Limited Partner hereunder are several and not joint with the obligations of any other Limited Partner, and no Limited Partner shall be responsible in any way for the performance of the obligations of any other Limited Partner hereunder. The decision of each Limited Partner to enter into this Agreement has been made by such Limited Partner independently of any other Limited Partner. Nothing contained herein, and no action taken by any Limited Partner pursuant hereto, shall be deemed to constitute the Limited Partners as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Limited Partners are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated hereby and the Corporate Taxpayer acknowledges that the Limited Partners are not acting in concert or as a group, and the Corporate Taxpayer will not assert any such claim, with respect to such obligations or the transactions contemplated hereby.

Section 7.16. Interpretation. The parties have participated jointly in the negotiation and drafting of this Agreement. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Corporate Taxpayer, the Partnership and each Limited Partner have duly executed this Agreement as of the date first written above.

PJT Partners Inc.

By:
Name:
Title:

PJT Partners Holdings LP
By:	PJT Partners Inc., its general partner

By:
Name:
Title:

[Tax Receivable Agreement]

Other Limited Partners

By:
Name:
Title: